Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made as of this 1st day of December, 2007, between Richard Rainey (“Employee”) and AVAX Technologies, Inc. (the “Company”).

1.        Term of Employment. The Company hereby agrees to employ Employee, and Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing as of December 1, 2007 (the “Commencement Date”) and ending on May 31, 2008, unless sooner terminated in accordance with the provisions of Section 4 (such period is the “Agreement Term”).

2.        Title; Capacity. The Company will employ Employee, and Employee agrees to work for the Company, as its Principal Accounting Officer to perform the duties and responsibilities inherent in such position and such other duties and responsibilities as the Company shall from time to time assign to Employee. Employee shall be responsible for preparing, executing and filing the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 and preparing, executing and filing the Company’s currently contemplated Form SB-2 through effectiveness (the “Achievement of the Milestones”). Employee shall report to and be subject to the supervision of the Chief Executive Officer of the Company. Employee shall devote Employee’s full business time and reasonable best efforts in the performance of the foregoing services, provided that Employee may accept other board memberships or service with other charitable organizations that are not in conflict with Employee’s primary responsibilities and obligations to the Company.

3.        Compensation and Benefits.

3.1.      Salary. As of the execution of this Agreement, the Company shall pay Employee a base salary of $275,000 per year, payable in accordance with the Company’s customary payroll practices (the “Base Salary”).

3.2.      Long-Term Incentives. Employee’s equity interests as provided for in Section 3(b) of the Employment Agreement, dated April 1, 2004 (“Employment Agreement”), as amended by the first letter Agreement, dated October 2, 2007 (“First Letter Agreement”), entered into between the Employee and the Company (together, the Employment Agreement and First Letter Agreement are referred to as the “Amended Employment Agreement”) and all options issued through December 1, 2007 shall remain in full force and effect; provided however, that if this Agreement terminates pursuant to Section 5.2 below then:

(a)       the exercise date of all stock options is extended eighteen months from the termination date of Employee’s employment with the Company in accordance with the provisions of the 2001 Stock Option Plan and 2006 Equity Incentive Plan;

(b)       all incentive stock options previously granted to the Employee will become non-qualified stock options three months after the termination date of Employee’s employment with the Company; and

(c)       all stock options previously granted to the Employee shall be accelerated and become fully vested and exercisable on the termination date of Employee’s employment with the Company.

3.3.      Fringe Benefits. Employee shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its Employee employees, if any, to the extent that Employee’s position, tenure, salary, age, health and other qualifications make Employee eligible to participate, including, but not limited to, health care plans, life insurance plans (with life insurance coverage equivalent to three times Employee’s Base Salary as of the execution of this Agreement), disability insurance, retirement plans, and all other benefit plans from time to time in effect. Employee shall also be entitled to take 4 weeks of fully paid vacation in accordance with Company policy.

3.4.      Reimbursement of Certain Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, provided however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board. Business expenses incurred by the Employee using his personal credit card may be paid directly to the credit card company consistent with current practice. If a business expense reimbursement is not exempt from Section 409A of the Code, any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by the Employee.

3.5.      Indemnification. The Company shall indemnify and hold the Employee harmless to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, for all amounts, (including without limitation, judgments, fines, settlement payments, expenses and attorneys’ fees) incurred or paid by the Employee in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by the Employee of services for, or acting by the Employee as a director, officer or employee of, the Company or any other person or enterprise at the Company’s request, and shall to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, advance all expenses incurred or paid by the Employee in connection with, and until disposition of, any action, suit, investigation or proceeding arising out of or relating to the performance by the Employee of services for, or acting by the Employee as a director, officer or employee of, the Corporation or any other person or enterprise at the Company’s request. Likewise, the Company shall insure Employee under the Company’s Directors & Officer’s liability policy. Such indemnity and insurance shall survive the termination of Employee’s employment by the Company.

4.        Termination of Employment Period. Employee’s employment shall terminate upon the occurrence of any of the following:

4.1.      Termination of the Agreement Term or Achievement of the Milestones. At the expiration of the Agreement Term or Achievement of the Milestones as defined in Section 2.

4.2.      Termination for Cause. At the election of the Company, for cause upon written notice by the Company to Employee. For the purposes of this Section, “Cause” for termination shall be deemed to exist upon the occurrence of any of the following:

(a)       Employee’s material breach of, or habitual neglect or failure to perform the material duties which he is required to perform under the terms of this Agreement; the willful or intentional failure to follow the reasonable directives or policies established by the Company; or engaging in conduct that is materially detrimental to the interest of the Company such that the Company sustains a material loss or injury as a result thereof, provided that the breach or failure of performance by the Employee has not been cured by the Employee within 30 days after he shall have received written notice from the Company stating with reasonable specificity the nature of such conduct;

(b)       Employee’s conviction or entry of nolo contendere to any felony or a crime involving moral turpitude, fraud or embezzlement of Company property; or

(c)       Employee’s material breach of his duties under this Agreement including, without limitation, his obligations under Section 6, which, if curable, have not been cured by Employee within 30 days after he shall have received written notice from the Company stating with reasonable specificity the nature of such breach.

4.3.      Voluntary Termination by the Company or for Good Reason. At the election of the Company, without Cause, at any time upon 30 days prior written notice by the Company to Employee or by Employee for Good Reason (as defined below).

4.4.      Death or Disability. Thirty days after the death or determination of disability of Employee. As used in this Agreement, the determination of “disability” shall occur when Employee, due to a physical or mental disability, for a period of 90 consecutive days, or 180 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both Employee and the Company, provided that if Employee and the Company do not agree on a physician, Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties. Notwithstanding the foregoing, if and only to the extent that Employee’s disability is a trigger for the payment of deferred compensation, as defined in Section 409A of the Code, “disability” shall have the meaning set forth in Section 409A(a)(2)(C) of the Code.

4.5.      Voluntary Termination by Employee. At the election of Employee upon not less than 30 days prior written notice by him to the Company.

5.	Effect of Termination.

5.1.      Termination for Cause, or by Employee During the Six Months Following the Commencement Date or Prior to the Achievement of the Milestones. In the event that Employee’s employment is terminated for Cause, at the election of Employee at any time during the six months following the Commencement Date, or prior to the Achievement of the Milestones (unless the Employee and the Company agree that Achievement of the Milestones is not possible due to external factors beyond the control of Employee and the Company), the Company shall have no further obligations under this Agreement other than to pay to Employee salary and accrued vacation through the last day of Employee’s actual employment by the Company.

5.2.      Voluntary Termination by the Company, at Death, Upon Disability, Upon Expiration of the Agreement Term, after Achievement of the Milestones, or by Employee for Good Reason. In addition to the payments provided for in Section 5.1, in the event that Employee’s employment is terminated without Cause, upon Employee’s death or disability, after Achievement of the Milestones, due to Employee’s resignation for Good Reason, or upon the expiration of the Agreement Term, beginning immediately after the date of such termination, the Company shall continue to pay to Employee severance in the gross amount of $350,000 in equal installments for a period of 12 months on a regular payroll basis, less applicable payroll withholdings. In addition, the Company shall continue Employee’s coverage under and its contributions towards Employee’s health care, dental, disability and life insurance benefits on the same basis as immediately prior to the date of termination, except as provided below, for 12 months from the last day of Employee’s employment. If the Company is not able to provide Employee benefit continuation coverage under the plans as set forth above, the Company shall pay Employee the economic equivalent of such coverage. Notwithstanding the foregoing, subject to any overriding laws, the Company shall not be required to provide any health care, dental, disability or life insurance benefit otherwise receivable by Employee if Employee is actually covered or becomes covered by an equivalent benefit (at the same cost to Employee, if any) from another source. Any such benefit made available to Employee shall be reported to the Company. No benefits shall be payable under this Section 5.2 until after the effective date of a release that Employee executes in favor of the Company substantially in the form annexed hereto as Exhibit A.

5.3.      Notwithstanding any other provision with respect to the timing of payments under Section 5.2, if, at the time of the Employee’s termination, the Employee is deemed to be a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Code, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Employee may become entitled under Section 5.2 which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the date of termination, at which time the Employee shall be paid an aggregate amount equal to six months of payments otherwise due to the Employee under the terms of Section 5.2, as applicable. After the first business day of the seventh month following the date of termination and continuing each month thereafter, the Employee shall be paid the regular payments otherwise due to the Employee in accordance with the terms of Section 5.2, as thereafter applicable.

5.4.      As used in this Agreement, “Good Reason” means, without Employee’s written consent, (a) the assignment to Employee of duties inconsistent in any material respect with the duties of a Principal Accounting Officer; or (b) a material reduction in Base Salary or other benefits. Notwithstanding the occurrence of any of the events enumerated in this paragraph, an event shall not be deemed to constitute Good Reason if, (i) Employee does not report the conditions which the Employee believes to be good reason to the Company within 45 days of such conditions occurring and (ii) within 30 days after the Employee provides notice of Good Reason to the Company, the Company has fully corrected such Good Reason and made the Employee whole for any such losses.

6.	Nondisclosure and Noncompetition.

6.1.	Proprietary Information.

(a)       Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, designs, drawings, slogans, tests, logos, ideas, practices, projects, developments, plans, research data, financial data, personnel data, computer programs and codes, and customer and supplier lists. Employee will not disclose any Proprietary Information to others outside the Company except in the performance of his duties or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge or generally known within the industry without fault by Employee, or unless otherwise required by law.

(b)       Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic or other material containing Proprietary Information, whether created by Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Employee only in the performance of his duties for the Company.

(c)       Employee agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Employee in the course of the Company’s business.

6.2.	Inventions

(a)       Disclosure. Employee shall disclose promptly to an officer or to attorneys of the Company in writing any idea, invention, work of authorship, whether patentable or unpatentable, copyrightable or uncopyrightable, including, but not limited to, any computer program, software, command structure, code, documentation, formula, manual, device, improvement, method, process, discovery, concept, algorithm, development, secret process, machine or contribution (any of the foregoing items hereinafter referred to as an “Invention”) Employee may conceive, make, develop or work on, in whole or in part, solely or jointly with others. The disclosure required by this Section applies (a) during the period of Employee’s employment with the Company and for 12 months thereafter; (b) with respect to all Inventions whether or not they are conceived, made, developed or worked on by me during Employee’s regular hours of employment with the Company; (c) whether or not the Invention was made at the suggestion of the Company; (d) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (e) whether or not the Invention is related to the general line of business engaged in by the Company.

(b)       Assignment of Inventions to Company; Exemption of Certain Inventions. Employee hereby assigns to the Company without royalty or any other further consideration Employee’s entire right, title and interest in and to all Inventions which Employee conceives, makes, develops or works on during employment and for one year thereafter, except those Inventions that Employee develops entirely on Employee’s own time after the date of this Agreement without using the Company’s equipment, supplies, facilities or trade secret information unless those Inventions either (a) relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by Employee for the Company.

(c)       Records. Employee will make and maintain adequate and current written records of all Inventions. These records shall be and remain the property of the Company.

(d)       Patents. Subject to Section 6.4, Employee will assist the Company in obtaining, maintaining and enforcing patents and other proprietary rights in connection with any Invention covered by Section 6.1. Employee further agrees that his obligations under this Section shall continue beyond the termination of his employment with the Company, but if he is called upon to render such assistance after the termination of such employment, he shall be entitled to a fair and reasonable rate of compensation for such assistance. Employee shall, in addition, be entitled to reimbursement of any expenses incurred at the request of the Company relating to such assistance.

6.3.      Prior Contracts and Inventions; Information Belonging to Third Parties. Employee represents that there are no contracts to assign Inventions between any other person or entity and Employee. Employee further represents that (a) Employee is not obligated under any consulting, employment or other agreement which would affect the Company’s rights or my duties under this Agreement, (b) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to me involving Employee’s prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of Employee’s duties as an employee of the Company will not breach, or constitute a default under any agreement to which Employee is bound, including, without limitation, any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company. Employee will not, in connection with Employee’s employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which Employee is not lawfully entitled.

6.4.	Noncompetition and Nonsolicitation.

(a)       During the period of Employee’s employment with the Company and for a period of 12 months after the termination of Employee’s employment with the Company for any reason, Employee will not directly or indirectly, absent the Company’s prior written approval, render services of a business, professional or commercial nature to any other person or entity in the cancer cell therapy area in the same geographical area where the Company does business at the time this covenant is in effect (or where the Company has made, as of the effective date of termination, active plans to do business), whether such services are for compensation or otherwise, whether alone or in conjunction with others, as an employee, as a partner, or as a shareholder (other than as the holder of not more than 1% of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity.

(b)       During the period of Employee’s employment with the Company and for a period of 12 months after the termination of Employee’s employment for any reason, Employee will not, directly or indirectly, recruit, solicit or induce, or attempt to recruit, solicit or induce any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company.

(c)       During the period of Employee’s employment with the Company and for a period of 12 months after termination of Employee’s employment for any reason, Employee will not, directly or indirectly, solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company.

6.5.      If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.6.      The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by Employee to be reasonable for such purpose. Employee agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief. The Company shall be entitled to recover its reasonable attorneys’ fees in the event it prevails in such an action.

7.        Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement, including the Amended Employment Agreement, except as expressly set forth herein.

8.        Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Employee.

9.        Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of laws thereunder.

10.       Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s last known address or facsimile number or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section.

11.       Successors and Assigns.

11.1.    Assumption by Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume in writing prior to such succession and to agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Successions by virtue of the sale of stock shall be governed by operation of law.

11.2.    Successor Benefits. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Employee are personal and shall not be assigned by him.

12.       Miscellaneous.

12.1.    No Guarantee of Any Tax Consequences. Notwithstanding any other provision of this Agreement, the Company makes no guarantee with respect to any federal, state or local incomes tax consequences including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

12.2.    No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.3.    Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

12.4.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.5.    Legal Fees. The Company shall reimburse the Employee for all legal fees and expenses associated with the negotiation and drafting of this Agreement, upon presentation of reasonable documentation thereof, up to a maximum of $10,000.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

AVAX TECHNOLOGIES, INC.
By:	/s/ John K.A. Prendergast
John K.A. Prendergast, Ph.D.
Its:	Chairman of the Board of Directors

Confirmed, Agreed and Acknowledged:

/s/	Richard P. Rainey
Richard P. Rainey

Dated:   January 23, 2008

Exhibit A

1.        Your Release of Claims. You hereby agree and acknowledge that by signing this Agreement, and for other good and valuable consideration, you are waiving your right to assert any and all forms of legal claims against the Company1/ of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date you execute this Agreement (the “Execution Date”). Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your prior employment relationship with the Company or the termination thereof, including, without limitation:

* *

Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or Employee order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act and any similar Federal and state statute.

**

Claims under any other state or federal employment related statute, regulation or Employee order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment.

**

Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

**	Any other Claim arising under state or federal law.

_________________________

1/ For purposes of this Agreement, the Company includes the Company and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

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You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the economic benefits being provided to you under the terms of this Agreement.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, because you are over the age of 40 and consistent with the provisions of the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age, the Company is providing you with twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to me at: [name], [address].

You may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to me at the Company. The eighth day following your signing of this Agreement is the Effective Date.

Also, consistent with the provisions of federal and state discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under such discrimination laws (the “Discrimination Laws”) or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or state equivalent, or from participating in any investigation or proceeding conducted by the EEOC or state equivalent. Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Discrimination Laws.

By:
Employee

Date:

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